Exhibit 99.1

Raser Technologies Inc. Completes $20 Million Convertible

Preferred Financing

PROVO, Utah—(BUSINESS WIRE)—April 11, 2005—Raser Technologies Inc. (OTCBB: RSTG - News; “Raser” or the “company”), a technology licensing company that develops and licenses advanced electric motor, controller and related technologies, has announced today that it has completed a private placement of 20,000 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) and warrants to purchase 166,666 shares of Raser’s common stock for an aggregate purchase price of $20 million. Thomas Weisel Partners, LLC, acted as the placement agent for this transaction.

Brent Cook, CEO of Raser, said, “This financing significantly strengthens our balance sheet, permitting us to invest in value-creating activities in a number of areas. The net proceeds of this financing will enable Raser to accelerate product engineering and testing of the company’s Symetron(TM) technologies and to create additional test demonstration platforms.”

There is a mandatory conversion of preferred shares into Raser common stock on the date 60 days after the date that a registration statement registering the shares of common stock issuable upon conversion of the preferred shares is declared effective by the U.S. Securities and Exchange Commission, subject to the satisfaction of certain other conditions. Under the terms of this agreement, the initial conversion price is $24 per share of common stock, which was calculated as a 9% discount to the average closing price for the 10 trading-day period ending on March 31, 2005. The initial conversion price is subject to anti-dilution protection in the event of future dilutive issuances, if any. In addition, the Series C Preferred Stock is initially convertible into 833,333 shares of common stock. This conversion ratio, in certain instances, is subject to adjustment so as to increase the number of shares of common stock into which the Series C Preferred Stock is convertible based upon the trading prices of our common stock prior to such conversion. There is no dividend associated with the preferred shares. The warrants to purchase common stock issued in connection with the Series C Preferred Stock are exercisable by the investors for up to 90 days following effectiveness of the registration statement.

The company’s directors and certain of the company’s executive officers and principal shareholders have agreed not, subject to limited exceptions, to sell or transfer any shares of the company’s stock, without the prior consent of the investors, until the earlier of (i) the date that the Series C Preferred Stock is automatically converted into shares of common stock and (ii) up to 800 days following the date of the closing.

In the event that Raser is required to issue more than an aggregate of 833,333 shares of common stock to effect the conversion of the shares of Series C Preferred Stock, Kraig Higginson, chairman of the board and major shareholder, has committed up to 2 million shares of his personal stock holdings to offset any increased common stock issuance by the company in connection with such conversion. Higginson will not receive remuneration from the company for the pledge of his personal shares.

“We acknowledge and deeply appreciate the confidence in the company and management that Mr. Higginson demonstrated by supporting this transaction with his personal shares. This commitment helps the company to minimize the risk of any further dilutive effects of the offering with respect to total shares outstanding,” commented Cook.

About Raser Technologies

Formed in 2003, Raser Technologies believes that its pending patents and proprietary intellectual property cover breakthrough technologies. Raser’s Symetron(TM) technologies more efficiently harness electrical energy in electric motors, controllers, alternator and generator technologies. Application of Symetron(TM) generally requires minor changes to existing products, but yields significant increases in power, performance and efficiency without the use of exotic materials. Further information on Raser Technologies Inc. may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the following: the company’s belief about use of funds; the ability of the company to hire employees sufficient to accelerate engineering and testing; the company’s beliefs with respect to the benefits of its technologies, and the prospects for commercial application of the technology. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, our limited testing and application of our technologies, our inability to successfully license our technology, our inability to achieve commercial acceptance of our technology, our inability to compete effectively in the marketplace, our inability to improve or implement effective systems, procedures and controls, the strength of our patents and other intellectual property and those of our competitors, our inability to protect our intellectual property, our inability to attract, train and retain key personnel, and such other risks as identified in our annual report on Form 10-KSB for the period ended Dec. 31, 2004, as filed with the Securities and Exchange Commission, and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:

Raser Technologies, Inc.

William Dwyer, 801-765-1200 (Investors)

investorrelations@rasertech.com

or

ISD, Inc.

Jody Janson, 585-232-5440

jody@istockdaily.com

www.istockdaily.com